UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒       Definitive Proxy Statement

☐       Definitive Additional Materials

☐       Soliciting Material Pursuant to §240.14a-12

HASHICORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒       No fee required.

☐       Fee paid previously with preliminary materials.

☐       Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

101 Second Street, Suite 700

San Francisco, California 94105

(415) 301-3250

May 18, 2022

Dear Fellow Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of HashiCorp, Inc., to be held virtually on June 28, 2022 at 10:00 a.m. Pacific Time by visiting www.virtualshareholdermeeting.com/HCP2022, where you will be able to listen to the meeting live, submit questions, and vote online.

The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.

Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone, or mail.

On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in HashiCorp.

Sincerely,

David McJannet

Chief Executive Officer and Chairman of the Board

-i-

 HASHICORP, INC.
101 Second Street, Suite 700

San Francisco, California 94105

(415) 301-3250

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. Pacific Time on June 28, 2022.
Place	You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/HCP2022, where you will be able to listen to the meeting live, submit questions, and vote online during the meeting.
Items of Business

•       To elect the two Class I directors named in the accompanying proxy statement to hold office until our 2025 annual meeting of stockholders and until their respective successors are elected and qualified.

•        To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023.

•         To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	May 10, 2022. Only stockholders of record as of May 10, 2022 are entitled to notice of and to vote at the annual meeting.
Availability of Proxy Materials

The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2022 annual report, is first being made available on or about May 18, 2022 to all stockholders entitled to vote at the annual meeting.

The proxy statement and our 2022 annual report can be accessed at our Investor Relations website at ir.hashicorp.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone, or mail as soon as possible.

By order of the Board of Directors,

Paul D. Warenski

Chief Legal Officer

San Francisco, California

May 18, 2022

-ii-

HASHICORP, INC.

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To be held at 10:00 a.m. Pacific Time on June 28, 2022

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Why am I receiving these materials?

This proxy materials you are receiving are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of HashiCorp, Inc., a Delaware corporation, and any postponements, adjournments, or continuations thereof. You may attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/HCP2022, where you can listen to the meeting live, submit questions, and vote online during the meeting.

This proxy statement and our 2022 annual report can be accessed as of May 18, 2022 by visiting ir.hashicorp.com.

The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement and our 2022 annual report, is first being made available on or about May 18, 2022 to all stockholders of record as of May 10, 2022. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

What proposals will be voted on at the annual meeting?

The following proposals will be voted on at the annual meeting:

•	the election of the two Class I directors named in this proxy statement to hold office until our 2025 annual meeting of stockholders and until their respective successors are elected and qualified;
•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended January 31, 2023, or fiscal 2023; and
•	such other business as may properly come before the meeting or any adjournment thereof.

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the election of each Class I director nominee named in this proxy statement; and
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote on those matters in accordance with their judgment.

Who is entitled to vote at the annual meeting?

Holders of our Class A and Class B common stock as of the close of business on May 10, 2022, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 35,699,730 shares of our Class A common stock outstanding and 148,564,081 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to ten votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank, or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank, or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the annual meeting?

A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting in person for a period of at least ten days prior to the annual meeting between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time in our principal executive offices located at 101 Second Street, Suite 700, San Francisco, California 94105 by contacting our corporate secretary. In addition, the list of registered stockholders entitled to vote at the annual meeting will be available online during the annual meeting at www.virtualshareholdermeeting.com/HCP2022, for those stockholders attending the annual meeting virtually.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may vote FOR the election of each of the director nominees named herein or WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•	Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote, and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. The chairperson of the meeting may adjourn the meeting to another time or place, including if a quorum is not present.

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

•	by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 27, 2022 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 27, 2022 (have your Notice of Internet Availability or proxy card in hand when you call);
•	by completing, signing, and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or
•	by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/HCP2022, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank, or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank, or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.proxyvote.com website, then you may vote those shares by attending the live audio webcast of the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, you may not vote your shares at the annual meeting (in person or virtually) unless you obtain a legal proxy from your broker, bank, or other nominee. In the absence of timely directions, your broker, bank, or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023. Your broker, bank, or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank, or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank, or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of each Class I director nominee named in this proxy statement; and
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:

•	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•	completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•	delivering a written notice of revocation to our corporate secretary at HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•	attending the annual meeting virtually and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank, or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the annual meeting?

Stockholder of Record.

If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/HCP2022. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 10:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Street Name Stockholders.

If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the live audio webcast of the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, street name stockholders should contact their bank, broker, or other nominee and obtain a legal proxy in order to be able to attend and participate in the virtual annual meeting.

How can I get help if I have trouble checking in or listening to the annual meeting online?

If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. David McJannet, our Chief Executive Officer and Chairman of the Board, Navam Welihinda, our Chief Financial Officer, and Paul D. Warenski, our Chief Legal Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?

A representative of Broadridge Financial Solutions will tabulate the votes and act as inspector of election.

How can I contact HashiCorp’s transfer agent?

You may contact our transfer agent, American Stock Transfer & Trust Company, by telephone at (800) 937-5449 or (718) 921-8124, or by writing American Stock Transfer & Trust Company at 6201 15th Avenue, Brooklyn, New York 11219. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.astfinancial.com.

How are proxies solicited for the annual meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks, or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications, or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the annual meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2022 annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and 2022 annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and 2022 annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

HashiCorp, Inc.
Attention: Investor Relations
101 Second Street, Suite 700

San Francisco, CA 94105

Tel: (415) 301-3250

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What does it mean that the annual meeting will be virtual?

The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting virtually and submit your questions during the annual meeting at www.virtualshareholdermeeting.com/HCP2022. You also will be able to vote your shares electronically at the annual meeting. To participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The live webcast will begin promptly at 10:00 a.m. Pacific time. We encourage you to access the annual meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific time, and you should allow ample time for the check-in procedures.

Stockholders as of the record date who attend and participate in our annual meeting virtually can obtain information regarding asking questions at the virtual meeting on the virtual meeting site. Stockholders must have available their control number provided on their proxy card, voting instruction form, or Notice of Internet Availability to ask questions during the annual meeting.

We intend to answer relevant questions submitted in accordance with the rules of conduct for the meeting, which we will post in advance of the meeting. If we receive substantially similar questions, we will group them together and provide a single response to avoid repetition. We plan to address as many questions during the meeting as time permits.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page: www.virtualshareholdermeeting.com/HCP2022.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board

Our board of directors currently consists of six directors, four of whom are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages (as of May 10, 2022), and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Susan St. Ledger(2)(3)	I	57	Director	November 2019	June 28, 2022	(4)
Glenn Solomon(1)(2)	I	53	Director	September 2014	June 28, 2022	(4)

Continuing Directors
Todd Ford(1)(2)	II	55	Lead Independent Director	May 2020	(6)	—
Sigal Zarmi(1)(3)	II	58	Director	June 2021	(6)	—
Armon Dadgar(3)	III	31	Co-Founder, Chief Technology Officer and Director	September 2014	(5)	—
David McJannet	III	50	Chief Executive Officer and Chairman of the Board	July 2016	(5)	—

_______________

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and corporate governance committee
(4)	2025 annual meeting of stockholders
(5)	2024 annual meeting of stockholders
(6)	2023 annual meeting of stockholders

Nominees for Director

Susan St. Ledger has served as a member of our board of directors since November 2019. Ms. St. Ledger has served as the President, Worldwide Field Operations at Okta, Inc., an access management company, since February 2021. Ms. St. Ledger served as President, Worldwide Field Operations from October 2017 to January 2021 and as Senior Vice President, Chief Revenue Officer from May 2016 to October 2017 at Splunk Inc., a data analytics company. From August 2012 to March 2016, Ms. St. Ledger served as Chief Revenue Officer, Marketing Cloud at Salesforce.com, Inc., a provider of enterprise cloud computing software, or Salesforce. She served as President at Buddy Media, Inc., a social media marketing platform, from March 2012 to August 2012 when it was acquired by Salesforce. Previously, Ms. St. Ledger served in a variety of senior sales management roles at salesforce and Sun Microsystems, Inc., a provider of network computing infrastructure solutions. She holds a B.S. degree in Computer Science from the University of Scranton.

We believe that Ms. St. Ledger is qualified to serve on our board of directors because of her extensive background in software engineering, her executive leadership experience with the management and operation of companies in the software-as-a-service sector, her general experience with and knowledge of the industry in which we operate, and her experience as a current and former director of many companies.

Glenn Solomon has served as a member of our board of directors since September 2014. Mr. Solomon has been a Managing Partner at GGV Capital, a venture capital firm, since March 2006. He currently serves as a member of the board of directors of Opendoor Technologies Inc., an online residential real estate company, and previously served on the board of directors of Domo, Inc., a cloud software company. Mr. Solomon holds a B.A. in Public Policy from Stanford University and an M.B.A. from Stanford University Graduate School of Business.

We believe that Mr. Solomon is qualified to serve on our board of directors because of his general experience with and knowledge of the industry in which we operate, and his experience as a seasoned investor and a current and former director of many companies.

Continuing Directors

Todd Ford has served as a member of our board of directors since May 2020, and was appointed as our Lead Independent Director in November 2021. Mr. Ford has served as President and Chief Financial Officer, Emeritus, since April 2022, President of Finance and Operations from June 2021 to April 2022 and as Chief Financial Officer from May 2015 to June 2021 at Coupa Software Incorporated, a business spend management company. From December 2013 to May 2015, he served as Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises. Mr. Ford currently serves as a member of the board of directors of 8x8, Inc., a provider of voice over IP products, and Arctic Wolf Networks, Inc., a cybersecurity company, and previously served as a director of Performant Financial Corporation, a provider of technology-enabled cost containment and related analytics services. He holds a B.S. in Accounting from Santa Clara University.

We believe that Mr. Ford is qualified to serve on our board of directors because of his executive level experience in software-as-a-service and hardware manufacturing, his general experience with, and knowledge of, the industry in which we operate, and his experience as a seasoned investor and a current and former director of many companies.

Sigal Zarmi has served as a member of our board of directors since June 2021. Ms. Zarmi has been a Senior Advisor since July 2021 at Morgan Stanley, and previously served as Managing Director from October 2018 to July 2021, International Chief Information Officer and Global Head of Transformation from September 2020 to July 2021, and Head of Transformation from October 2018 to September 2020. From December 2014 to September 2018, she was a Partner and served as Vice Chairman, Global and U.S. Chief Information Officer at PricewaterhouseCoopers, a professional services network. Ms. Zarmi currently serves as a member of the board of directors of ADT Inc., a provider of alarm monitoring services, DataRobot, an AI/ML private company, and BigID, a data governance private company. She holds a B.S. in Engineering from the Technion—Israel Institute of Technology and an M.B.A. from Columbia University.

We believe that Ms. Zarmi is qualified to serve on our board of directors because of her general experience with and knowledge of the industry in which we operate, and her experience as a current and former director of many companies.

Armon Dadgar is one of our co-founders and has served as our Chief Technology Officer since July 2013 and as a member of our board of directors since September 2014. He holds a B.S. in Computer Science from the University of Washington.

We believe that Mr. Dadgar is qualified to serve on our board of directors because of his extensive background in software engineering and the perspective and experience he brings as our Co-Founder and Chief Technology Officer.

David McJannet has served as our Chief Executive Officer and a member of our board of directors since July 2016. Mr. McJannet is also Chairman of our board of directors. Prior to joining us, he was an Executive-in-Residence at Greylock Partners, a venture capital firm, from December 2015 to June 2016. From April 2015 to October 2015, Mr. McJannet served as Vice President of Marketing at GitHub, Inc., a software company. From October 2012 to April 2015, he served as Vice President, Marketing at Hortonworks, Inc., an open-source software company acquired by Cloudera, Inc. From January 2010 to October 2012, he served as Senior Director, Product Marketing at VMware, Inc., a software company. Mr. McJannet holds a B.A. in Economics from McGill University.

We believe that Mr. McJannet is qualified to serve on our board of directors because of his executive leadership experience with the management and operation of companies in the software-as-a-service sector and the perspective and experience he brings as our Chief Executive Officer.

Director Independence

Our Class A common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation, and nominating and corporate governance committees be independent.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning their background, employment, and affiliations, our board of directors has determined that Messrs. Ford and Solomon and Mses. St. Ledger and Zarmi, representing four of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Mr. Dadgar and Mr. McJannet are not considered independent directors because each of them serves as an executive officer of the company and therefore has a material relationship with us.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Related Person Transactions.”

There are no family relationships among any of our directors, director nominees, or executive officers.

Board Leadership Structure and Role of Lead Independent Director

Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the company, and whether the roles of chairman and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time, and the best interests of our stockholders.

Mr. McJannet currently serves as both the chairman of our board of directors and as our chief executive officer. Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the chairman of our board of directors is not independent. Because Mr. McJannet is our chairman and also our chief executive officer, our board of directors has appointed Mr. Ford to serve as our lead independent director. As lead independent director, Mr. Ford presides over periodic meetings of our independent directors, serves as a liaison between Mr. McJannet and our independent directors, and performs such additional duties as our board of directors may otherwise determine or delegate.

As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors, including Mr. Ford’s role as lead independent director, as well as the independent committees of our board of directors, is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. McJannet’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Role of Board in Risk Oversight Process

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business, operational, legal, compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.

In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, corporate and cyber-security matters, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the board. Our disclosure committee assists our board to maintain effective disclosure controls and procedures, and to ensure that the information required to be disclosed by us in the reports filed or submitted to the SEC and other information that we publicly disclose is recorded, processed, summarized, and reported accurately to our senior management to allow timely decisions regarding such disclosure.

Our board of directors believes its current leadership structure supports the risk oversight function of the board.

Board Committees

Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below.

Audit Committee

The current members of our audit committee are Messrs. Ford and Solomon, and Ms. Zarmi. Mr. Ford is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq, and also meets the financial literacy requirements of the listing standards of Nasdaq. Our board of directors has determined that Mr. Ford is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions; and
•	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at www.ir.hashicorp.com. During our fiscal year ended January 31, 2022, or fiscal 2022, our audit committee held seven meetings.

Compensation Committee

The current members of our compensation committee are Messrs. Ford and Solomon, and Ms. St. Ledger. Mr. Solomon is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;
•	administering our equity compensation plans;
•	reviewing, approving, and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and
•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at www.ir.hashicorp.com. During fiscal 2022, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Mr. Dadgar and Mses. St. Ledger and Zarmi. Ms. Zarmi is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that, with the exception of Mr. Dadgar who does not qualify as an independent director and is subject to the phase-in schedules of Nasdaq, each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of Nasdaq and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	evaluating the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Pursuant to Nasdaq’s phase-in rules, all members of our nominating and corporate governance committee must be independent by the one-year anniversary of our listing.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at www.ir.hashicorp.com. As our nominating and corporate governance Committee was recently constituted at the time of our initial public offering, our nominating and corporate governance committee did not hold any meetings during fiscal 2022.

Attendance at Board and Stockholder Meetings

During fiscal 2022, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period for which he or she has been a director and the total number of meetings held by all committees on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. This annual meeting will be our first annual meeting of our stockholders as a public company.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis. These executive sessions are chaired by Mr. Ford, our lead independent director.

Compensation Committee Interlocks and Insider Participation

During fiscal 2022, the members of our compensation committee were Messrs. Ford and Solomon, and Ms. St. Ledger. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current composition, organization, and governance of our board of directors and its committees, and other director qualifications. While our board has not established minimum qualifications for board members, some of the criteria that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen, and diversity, and with respect to diversity, such criteria as race, ethnicity, gender, differences in professional background, education, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds, and experiences.

If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board, or management.

After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.

Stockholder Recommendations and Nominations to our Board of Directors

Our nominating and corporate governance committee will consider recommendations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations comply with our certificate of incorporation and bylaws, all applicable company policies and all applicable laws, rules, and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, and corporate governance guidelines, and the director nominee criteria described above.

Under our bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our bylaws and the rules and regulations of the SEC, and should be sent in writing to our corporate secretary at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2022 Annual Meeting.”

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive offices at HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105. Our Chief Legal Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that are solicitations for products and services, relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider, and matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material. If appropriate, our Chief Legal Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairman of the board or the lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at www.ir.hashicorp.com. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Director Compensation

In October 2021, our compensation committee retained Compensia, a third-party compensation consultant, to provide our board of directors and its compensation committee with an analysis of publicly available market data regarding non-employee director compensation levels and practices and assistance in determining compensation to be provided to our non-employee directors following our initial public offering. In November 2021, our board of directors adopted, and our stockholders approved, a new compensation policy for our non-employee directors that became effective upon the effective date of the registration statement in connection with our initial public offering, or the Outside Director Compensation Policy, as amended from time to time.

Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of cash and equity, as described below. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education. Directors who are also our employees receive no additional compensation for their service as directors.

Cash Compensation

Non-employee directors receive the following cash compensation:

•	$30,000 per year for service as a non-employee director;
•	$15,000 per year for service as lead independent director;

•	$20,000 per year for service as chair of the audit committee;
•	$10,000 per year for service as a member of the audit committee;
•	$14,000 per year for service as chair of the compensation committee;
•	$7,000 per year for service as a member of the compensation committee;
•	$8,000 per year for service as chair of the nominating and corporate governance committee; and
•	$4,000 per year for service as a member of the nominating and corporate governance committee.

The above-listed fees for service as board chair or a chair or member of any committee are payable in addition to the non-employee director retainer. Each non-employee director who serves as a committee chair receives only the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as lead independent director will receive the cash retainer fees for such role as well as the cash retainer fee for service as a non-employee director. These fees to our non-employee directors will be paid quarterly in arrears on a prorated basis.

The Outside Director Compensation Policy also provides for reimbursement to our non-employee directors for reasonable travel expenses to attend meetings of our board of directors and its committees.

RSU Award in Lieu of Cash Retainers

Non-employee directors may elect to convert 100% of their retainer fees with respect to services to be performed in a future fiscal year of ours into an award of RSUs, or the Retainer Award, in accordance with the election procedures under our Outside Director Compensation Policy. In the event a non-employee director makes that election, Retainer Awards will be granted automatically on the first day of our fiscal year to which such election relates. The number of shares subject to a Retainer Award will be determined by dividing the aggregate annual amount of cash fees owed to the non-employee director as of the first day of the applicable fiscal year by the average closing price for the previous 30 trading days of a share of our Class A common stock on the date of the grant of the Retainer Award (with the number of shares subject to the Retainer Award, if any fractional share results, rounded down to the nearest whole share). One fourth of the shares subject to the Retainer Award will be scheduled to vest on each of June 20, September 20, December 20, and March 20 immediately following the grant date of the Retainer Award, in each case subject to the non-employee director remaining a non-employee director through the applicable vesting date.

Equity Compensation

Initial Award. Each person who first becomes a non-employee director after the effective date of the policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of RSUs, or the Initial Award. The Initial Award will cover a number of shares of our Class A common stock that results in the Initial Award having a value of $390,000 (rounded down to the nearest whole share), with “value” meaning the average closing price for the previous 30 trading days of a share of our Class A common stock on the date of the grant of the Initial Award. The Initial Award will be scheduled to vest as to one third of the shares subject to the Initial Award on each of the one-, two-, and three-year anniversaries of the Initial Award’s grant date, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders that occurs following the effective date of the Outside Director Compensation Policy, an annual award of RSUs, or the Annual Award, except that, if an individual has served as a non-employee director for less than six months as of the date of such annual meeting, then such individual will not be eligible for an Annual Award with respect to such annual meeting. The Annual Award will cover a number of shares of our Class A common stock having a value of $195,000, with “value” meaning the average closing price for the previous 30 trading days of a share of our Class A common stock on the date of the grant of the Annual Award. Each Annual Award will be scheduled to vest as to all of the shares subject to the Annual Award on the earlier of the one-year anniversary of the Annual Award’s grant date or the date of the next annual meeting following the Annual Award’s grant date, subject to continued services to us through the applicable vesting date.

Change in Control

In the event of our change in control, as defined in our 2021 Equity Incentive Plan, or the 2021 Plan, each non-employee director’s then outstanding equity awards covering shares of our common stock that were granted to them while a non-employee director will accelerate vesting in full, provided that such director remains a non-employee director through the date of our change in control.

Other Award Terms

Each Retainer Award, Initial Award, and Annual Award will be granted under our 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Annual Compensation Limit

Our Outside Director Compensation Policy provides that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $750,000 (with the value of equity awards based on its grant date fair value determined in accordance with generally accepted accounting principles in the United States, or GAAP, for purposes of this limit), provided that such amount is increased to $1,000,000 in the fiscal year of such director’s initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services as an employee or consultant (other than a non-employee director), or before the effective date of the registration statement in connection with our initial public offering, will not count toward this annual limit.

Director Compensation for Fiscal 2022

The following table sets forth information regarding the total compensation awarded to, earned by, or paid to our non-employee directors for their service on our board of directors, for fiscal 2022. During fiscal 2022, Messrs. McJannet and Dadgar were employees and executive officers of the company, and therefore did not receive compensation as directors. See “Executive Compensation” for additional information regarding Messrs. McJannet’s and Dadgar’s compensation.

Name(1)	Stock Awards ($)(2)	Total ($)
Sigal Zarmi	1,765,500(3)	1,765,500

(1) Each director waived the right to cash compensation under our Outside Director Compensation Policy for the period between our initial public offering and January 31, 2022.

(2) The outstanding stock awards held by all independent directors at the end of fiscal 2022 are set forth in the table above.

(3) The amount reported represents the aggregate grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718. The amount reported in this column reflects the accounting cost for the RSUs and does not necessarily correspond to the actual value that may be recognized by the director. For a discussion of how we calculate stock-based compensation expense, see the Note 10 to Financial Statements included in our Annual Report on Form 10-K filed on March 25, 2022.

Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by non-employee directors as of January 31, 2022:

Stock Awards
Name	Grant Date	Number of Shares Underlying Outstanding Stock Awards
Todd Ford	05/26/2020	56,250(1)(2)
Susan St. Ledger	11/13/2019	78,750(1)(3)
Glenn Solomon	—	—
Sigal Zarmi	06/18/2021	40,625(1)(4)

(1) As further described in the footnotes below, the restricted stock units, or RSUs, granted pursuant to our 2014 Stock Plan, or the 2014 Plan, vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition. The liquidity event-related performance vesting condition was satisfied upon our initial public offering.

(2) The remaining RSUs vest in nine equal quarterly installments beginning on March 20, 2022, subject to continued service to the company.

(3) The remaining RSUs vest in seven equal quarterly installments beginning on March 20, 2022, subject to continued service to the company.

(4) The remaining RSUs vest in 13 equal quarterly installments beginning on March 20, 2022, subject to continued service to the company.

PROPOSAL NO. 1:

ELECTION OF CLASS I DIRECTORS

Our board of directors currently consists of six directors and is divided into three classes with staggered three-year terms. At the annual meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Glenn Solomon and Susan St. Ledger as nominees for election as Class I directors at the annual meeting. If elected, each of Mr. Solomon and Ms. St. Ledger will serve as a Class I director until the 2025 annual meeting of stockholders and until their respective successor is elected and qualified or until their earlier death, resignation, or removal. Mr. Solomon and Ms. St. Ledger are currently directors of our company, and each has agreed to being named in this proxy statement as a nominee. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Mr. Solomon and Ms. St. Ledger have also agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2023. Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2022, and as our auditor since 2019.

At the annual meeting, we are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023. Our audit committee is submitting the appointment of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte & Touche LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, then our audit committee may reconsider the appointment. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement, and is expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services billed to us by Deloitte & Touche LLP for our fiscal year ended January 31, 2021, or fiscal 2021, and fiscal 2022.

	2022	2021
	(in thousands)
Audit Fees(1)	$3,647	$1,127
Audit-Related Fees	-	-
Tax Fees(2)	396	374
All Other Fees(3)	2	2
Total Fees	$4,045	$1,503

_______________

(1)	“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements and reviews of our quarterly condensed consolidated financial statements. For the fiscal year ended January 31, 2022, this category also included fees for services provided in connection with our initial public offering in December 2021.
(2)	“Tax Fees” consist of fees for professional services billed by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation and tax audits.
(3)	“All Other Fees” consist of fees for software subscription services provided by our independent registered public accounting firm.

Auditor Independence

In fiscal 2021 and fiscal 2022, there were no other professional services provided by Deloitte & Touche LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by Deloitte & Touche LLP for fiscal 2022 since the establishment of our audit committee were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the SEC rules and regulations. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate.

With respect to HashiCorp’s financial reporting process, HashiCorp’s management is responsible for establishing and maintaining internal controls and preparing HashiCorp’s consolidated financial statements. HashiCorp’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of HashiCorp’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare HashiCorp’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•	received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in HashiCorp’s Annual Report on Form 10-K for fiscal 2022 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Todd Ford (Chairperson)

Glenn Solomon

Sigal Zarmi

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by HashiCorp under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent HashiCorp specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of May 10, 2022.

Name	Age	Position
David McJannet	50	Chief Executive Officer and Chairman of the Board
Armon Dadgar	31	Co-Founder, Chief Technology Officer, and Director
Navam Welihinda	44	Chief Financial Officer
Marc Holmes	46	Chief Marketing Officer
Brandon Sweeney	55	Chief Revenue Officer

Biographies for Mr. McJannet and Mr. Dadgar are set forth in the section entitled “Board of Directors and Corporate Governance—Continuing Directors.”

Navam Welihinda has served as our Chief Financial Officer since February 2021 and as our Vice President of Finance from February 2017 to February 2021. Prior to joining us, Mr. Welihinda served as the head of finance at Compose within International Business Machines Corporation, or IBM, from October 2015 to December 2016. He served as Vice President, Finance at Compose, a cloud database platform, from May 2013 to October 2015 when it was acquired by IBM. Mr. Welihinda holds a Bachelor of Arts in Computer Science from Dartmouth College.

Marc Holmes has served as our Chief Marketing Officer since February 2019. Prior to joining us, Mr. Holmes was Chief Sales and Marketing Officer at Pulumi Corporation, a software company, from May 2018 to February 2019. From June 2016 to April 2018, he served as Vice President of Marketing at Chef Software, Inc., a software automation company. From October 2015 to June 2016, Mr. Holmes served as Head of Growth Marketing at Docker, Inc., an application development company. He attended the University of Sussex.

Brandon Sweeney has served as our Chief Revenue Officer since February 2020. Prior to joining us, Mr. Sweeney served in various executive roles at VMware, Inc., a cloud computing company, from January 2004 to January 2020 most recently as Senior Vice President, Worldwide Cloud Sales from November 2019 to January 2020 and as Senior Vice President, Worldwide Commercial, Dell and Partner Sales from January 2017 to October 2019. He holds a B.A. in Government from Bowdoin College and a Master of Management from the Kellogg School of Management at Northwestern University.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions, and other actions. Typically, our chief executive officer makes recommendations to our compensation committee, often attends committee meetings, and is involved in the determination of compensation for the respective executive officers who report to him, except that the chief executive officer does not make recommendations as to his own compensation. Our chief executive officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. While the compensation committee considers the recommendations of our chief executive officer in determining compensation for our other named executive officers, ultimately its decisions are based on its own judgment and the compensation committee is free to deviate from any such recommendations. Our compensation committee makes decisions as to total compensation for each executive officer, although it may instead, in its discretion, make recommendations to our board of directors regarding executive compensation for its approval.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In fiscal 2022, our compensation committee retained Compensia, a third-party compensation consultant, to provide it with information, recommendations, and other advice relating to executive compensation on an ongoing basis. Compensia serves at the discretion of our compensation committee. As part of its engagement, Compensia assists our compensation committee in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Our named executive officers, consisting of our principal executive officer and the two most highly compensated executive officers, as of January 31, 2022 were:

•	David McJannet, our Chief Executive Officer and member of our board of directors;
•	Armon Dadgar, our Co-Founder, Chief Technology Officer and member of our board of directors; and
•	Navam Welihinda, our Chief Financial Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for fiscal 2021 and fiscal 2022:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David McJannet Chief Executive Officer	2022 2021	400,000 400,000	22,800,000 13,062,738	298,935(2) 118,872(3)	15,038(4) 4,790,166(5)	23,513,973 18,371,776
Armon Dadgar Chief Technology Officer	2022 2021	301,795(6) 260,000	22,800,000 4,819,865	127,209(2) 99,060(3)	10,146(7) 4,684,705(8)	23,239,151 9,863,630
Navam Welihinda(9) Chief Financial Officer	2022	306,667(10)	7,600,000	118,750(2)	14,212(11)	8,039,628

_____________

(1)	The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with ASC 718. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards. For a discussion of how we calculate stock-based compensation expense, see the Note 10 to Financial Statements included in our Annual Report on Form 10-K filed on March 25, 2022.
(2)	The amounts reported represent bonuses based upon achievement of certain HashiCorp and individual performance metrics for the six-month periods ended July 31, 2021 and January 31, 2022, which were paid in August 2021 and February 2022, respectively.
(3)	The amounts reported represent bonuses based upon achievement of certain HashiCorp and individual performance metrics for the six month periods ended July 31, 2020 and January 31, 2021, which were paid in August 2020 and February 2021, respectively.
(4)	The amount reported represents (i) medical and life insurance premiums in the amount of $13,612 and (ii) work from home expenses in the amount of $1,425.
(5)	The amount reported represents the difference between the fair market value of common stock sold in our tender offer in May 2020 and the price paid to the executive for such common stock.
(6)	Mr. Dadgar’s base salary was increased from $290,000 to $325,000 in December 2021.
(7)	The amount reported represents medical and life insurance premiums.
(8)	The amount reported represents the difference between the fair market value of common stock sold in our tender offer in May 2020 and the price paid to the executive for such common stock.
(9)	Mr. Welihinda was an executive officer but not a named executive officer for fiscal 2021.
(10)	Mr. Welihinda’s base salary was increased from $300,000 to $370,000 in December 2021.
(11)	The amount reported represents (i) medical and life insurance premiums in the amount of $13,612 and (ii) tax advice in the amount of $600.

In fiscal 2022, we maintained an Executive Incentive Plan, pursuant to which our compensation committee approved cash bonuses to eligible participants, including our named executive officers. At the beginning of fiscal 2022, our compensation committee approved specified performance goals based on annual recurring revenue and the rate of renewal, and the weighting applicable to each such performance goal. No bonus amount would be payable with respect to a performance goal to the extent performance is achieved at below 80% of the target level for such goal. A maximum of 120% of the target bonus allocated to a performance goal would become payable upon 120% or greater achievement of the target level for such goal. Following the first half of the fiscal year and at the end of the fiscal year, cash bonuses, if any, were paid to eligible participants, including our named executive officers, in accordance with the percentage of performance attained against the target level and the applicable performance goal weightings. The total fiscal 2022 bonus amounts under the Executive Incentive Plan for our named executive officers are set forth in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2022:

	Option Award					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)
David McJannet	07/18/2016(1) 03/28/2018(1) 05/14/2019(1)	2,837,638(4) 386,458(5) 193,958(6)	— 143,542 72,042	0.119 1.030 5.695	07/17/2026 03/27/2028 05/13/2029	— — —	— — —
	05/27/2020(1) 01/28/2021(1) 11/02/2021(2)	— — —	— — —	— — —	— — —	159,000(7) 233,475(8) 285,000(9)	10,556,010 15,500,405 18,921,150
Armon Dadgar	03/28/2018(1) 05/14/2019(1)	66,250(5) 33,250(6)	143,542 72,042	1.030 5.695	03/27/2028 05/13/2029	— —	— —
	05/27/2020(1) 01/28/2021(1) 11/02/2021(2)	— — —	— — —	— — —	— — —	65,000(7) 77,850(8) 285,000(9)	4,315,350 5,168,462 18,291,150
Navam Welihinda	04/06/2017(1) 09/26/2018(1) 04/23/2019(1)	163,222(4) 41,666(10) 91,677(11)	— 8,334 43,334	0.233 1.150 5.315	04/05/2027 09/25/2028 04/22/2029	— — —	— — —
	01/28/2021(1) 11/02/2021(2)	— —	— —	— —	— —	90,825(8) 95,000(9)	6,029,872 6,307,050

_____________________

(1)	Each of the outstanding equity awards was granted pursuant to our 2014 Plan.
(2)	Each of the outstanding equity awards was granted pursuant to our 2021 Plan.
(3)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.

(4)	The shares underlying the option are fully vested and immediately exercisable.
(5)	The shares underlying the option vest in 48 equal monthly installments beginning on March 1, 2019.
(6)	The shares underlying the option vested as to 25% of the total shares on March 4, 2020 and the remaining shares vest in 36 equal monthly installments beginning on April 1, 2020.
(7)	The RSUs vest in eight equal quarterly installments beginning on March 20, 2022.
(8)	The RSUs vest in twelve equal quarterly installments beginning on March 20, 2022.
(9)	The RSUs vest as to 50% on December 9, 2023 and the remaining shares vest in eight equal quarterly installments beginning on December 20, 2023.
(10)	The shares underlying the option vested as to 25% of the total shares on September 26, 2019 and the remaining shares vest in 36 equal monthly installments thereafter.
(11)	The shares underlying the option vested as to 25% of the total shares on February 27, 2020 and the remaining shares vest in 36 equal monthly installments thereafter.

Employment Arrangements

David McJannet

We have entered into an employment letter setting forth the terms and conditions of employment for Mr. McJannet. The employment letter has no specific term and provides for at-will employment. Mr. McJannet’s annual base salary was $400,000 for fiscal 2022, which was adjusted to $475,000 for fiscal 2023, and his annual target bonus was 75% and is 100% of his annual base salary for fiscal year 2022 and 2023, respectively.

Armon Dadgar

We have entered into an employment letter setting forth the terms and conditions of employment for Mr. Dadgar. The employment letter has no specific term and provides for at-will employment. Mr. Dadgar’s annual base salary was $290,000 for fiscal 2022 until December 9, 2021 when it was adjusted to $325,000, which was adjusted to $380,000 for fiscal 2023, and his annual target bonus was 40% and is 50% of his annual base salary for fiscal year 2022 and 2023, respectively.

Navam Welihinda

We have entered into an employment letter setting forth the terms and conditions of employment for Mr. Welihinda. The employment letter has no specific term and provides for at-will employment. Mr. Welihinda’s annual base salary was $300,000 for fiscal 2022 until December 9, 2021, when it was adjusted to $370,000, and it currently remains the same for fiscal 2023, and his annual target bonus was 33.33% of his annual base salary for fiscal 2022 until December 9, 2021, when it was adjusted to 62% of his annual base salary for the remainder of fiscal year 2022 and it currently remains the same for fiscal 2023.

Potential Payments upon Termination or Change in Control

We have entered into a change in control and severance agreement, or the Severance Agreement, with each of our named executive officers, which provides for certain benefits in connection with certain qualifying involuntary terminations, including in connection with a change in control.

The Severance Agreements provide that, if the employment of a named executive officer is terminated outside of the period beginning on the date that is three months prior to the date of a “change in control” and ending on the one-year anniversary date of such change in control, or the Change in Control Period, either by us without cause, and other than due to the executive’s death or disability, or by the executive for good reason, as such terms are defined in the Severance Agreements, the executive will receive the following benefits:

•	a lump sum cash payment equal to 50% of the executive’s annual base salary, or 100% in the case of Mr. McJannet; and
•	up to 6 months of COBRA premiums paid by us, or 12 months in the case of Mr. McJannet.

The Severance Agreements provide that, if the employment of a named executive officer is terminated within the Change in Control Period either by us without cause, and other than due to the executive’s death or disability, or by the executive for good reason, the executive will receive the following benefits:

•	a lump sum cash payment equal to 100% of the executive’s annual base salary;
•	a lump sum cash payment equal to a prorated portion of the executive’s target bonus;

•	up to 12 months of COBRA premiums paid by us; and
•	vesting acceleration of 100% of any then outstanding stock options or other equity awards covering shares of our common stock that are subject to continued service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria.

The Severance Agreements provide that any severance payable under a Severance Agreement is subject to the named executive officer executing a separation agreement and release of claims in our favor. The Severance Agreements also provides that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his or her Severance Agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Code and therefore would be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits. The Severance Agreements does not provide for any Section 280G-related tax gross-up payments from us.

Under the Severance Agreements, cause generally means the executive’s commission of, or participation in, an act of fraud, embezzlement, code of conduct violation, or act of dishonesty or misrepresentation against us that results (or could reasonably be expected to result) in material harm or injury to our business or reputation; intentional acts or omissions by the executive in connection with the performance of the executive’s duties and responsibilities that result in material damage to our business, property or reputation; the executive’s material breach of any contract or agreement between the executive and us where such breach is not cured within 30 days after the executive receiving written notice from us of the breach, including without limitation, material breach of the executive’s confidential information and invention assignment agreement with us, which would include the executive’s use or disclosure of our confidential information or trade secrets; the executive’s conviction of any felony or misdemeanor involving fraud, dishonesty, or moral turpitude; the executive’s repeated failure to follow reasonable and lawful instructions from our board of directors or our Chief Executive Officer where the executive fails to cure such failure within 30 days of receiving written notice from us; or the executive’s material refusal to comply with our written policies or rules as they may be in effect from time to time, where such refusal is not cured withing 30 days of the executive receiving written notice thereof. Notwithstanding the foregoing, prior to us terminating the executive for cause, we will notify the executive that our board of directors will be considering whether an event constituting cause has occurred and provide the executive with an opportunity to appear before our board of directors prior to any board of director action in that regard; we will deliver to the executive a copy of a resolution duly adopted by a majority of our board of directors, finding that in the good faith opinion of our board of directors, an event constituting cause has occurred and specifying the facts thereof in detail; and to the extent curable (as determined by our board of directors in its good faith discretion), the executive shall be given reasonable opportunity and at least thirty days to cure any act or omission that constitutes cause.

Under the Severance Agreements, good reason generally means the executive’s resignation due to the occurrence of any of the following conditions which occurs without the executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: a material reduction of the executive’s total base compensation then in effect; a material reduction in the executive’s authority, duties, or responsibilities pursuant to the executive’s employment with us; we condition, or our successor conditions, the executive’s continued service on the executive being transferred to a site of employment that would increase the executive’s one-way commute by more than 30 miles from the executive’s then-principal residence; or failure or refusal of a successor to us to materially assume our obligations under the severance agreement in the event of a change in control. In order for the executive to resign for good reason, the executive must provide written notice to us of the existence of the good reason condition within 90 days of the initial existence of such good reason condition. Upon receipt of such notice, we will have 30 days during which it may remedy the good reason condition. If the good reason condition is not remedied within such 30-day period, in order to constitute good reason, the executive must resign based on the good reason condition specified in the notice effective no later than 90 days following the expiration of our 30 day cure period. To the extent the executive’s principal site of employment is not our corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the executive, the executive’s site of employment, from which a change in location will be measured, will be considered our office or facility location where the executive’s employment with us primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

For the purposes of the Severance Agreements, annual base salary and target bonus generally are the executive’s annual base salary or annual target bonus, respectively, in effect immediately prior to the executive’s termination of employment (or, if the termination is due to a resignation for good reason whereby the executive’s base salary is reduced, then the executive’s annual base salary in effect immediately prior to such reduction) or, if the executive’s termination of employment occurs during the Change in Control Period and the amount is greater, the executive’s annual base salary or target bonus, as applicable, in effect immediately prior to the change in control.

Equity Compensation Plan Information

The following table provides information as of January 31, 2022 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

			(c) Number of
			Securities
			Remaining
	(a) Number of	(b) Weighted-	Available for
	Securities to be	Average	Future Issuance
	Issued Upon	Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column (a))
Equity compensation plans approved by security holders
2014 Stock Plan(1)	20,647,660	$1.60	-
2021 Equity Incentive Plan(2)	2,170,758	-	19,044,778
2021 Employee Stock Purchase Plan(3)	-	-	1,900,000
Total	22,818,418		20,944,778

___________________

(1)	Our board of directors adopted, and our stockholders approved, the 2014 Plan. In connection with our initial public offering and the adoption of the 2021 Plan, we no longer grant awards under the 2014 Plan; however, all outstanding options issued pursuant to the 2014 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2021 Plan. Includes 20,647,660 shares of our common stock issuable under options to purchase common stock and restricted stock units outstanding under our 2014 Plan.
(2)	Our board of directors adopted, and our stockholders approved, the 2021 Plan. The 2021 Plan provides that the number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 28,500,000 shares, (ii) 5% of the outstanding shares of all classes of common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Includes 2,170,758 shares of our common stock issuable under options to purchase common stock and restricted stock units outstanding under our 2021 Plan.
(3)	Our board of directors adopted, and our shareholders approved, the 2021 Employee Stock Purchase Plan, or the ESPP. The ESPP provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 5,700,000 shares, (ii) 1% of the outstanding shares of all classes of common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as may be determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 10, 2022 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 35,699,730 shares of our Class A common stock and 148,564,081 shares of Class B common stock outstanding as of May 10, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 10, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of May 10, 2022 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, CA 94105.

	Shares Beneficially Owned				Percent of
	Class A Common Stock		Class B Common Stock+		Total Voting
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Power(1)
Greater than 5% Stockholders:
Entities affiliated with Mayfield(2)	--	--	29,888,156	20.1	19.7
Entities affiliated with GGV Capital(3)	--	--	29,734,288	20.0	19.5
Entities affiliated with Redpoint Omega(4)	--	--	17,829,354	12.0	11.7
Mitchell Hashimoto(5)	--	--	15,047,377	10.1	9.9
Entities affiliated with True Ventures(6)	--	--	13,815,070	9.3	9.1
Entities affiliated with Institutional Venture Partners(7)	--	--	7,759,110	5.2	5.1
T. Rowe Price Associates, Inc.(8)	5,934,398	16.6	--	--	*
Capital Research Global Investors(9)	4,038,352	11.3	--	--	*
BlackRock, Inc.(10)	2,870,094	8.0	--	--	*
Franklin Resources, Inc.(11)	1,475,608	4.1	1,728,898	1.2	1.2
Named Executive Officers and Directors:
David McJannet(12)	7,560	*	6,477,820	4.3	4.2
Armon Dadgar(13)	2,940	*	18,974,691	12.8	12.5
Navam Welihinda(14)	10,360	*	527,365	*	*
Todd Ford(15)	242	*	56,492	*	*
Susan St. Ledger(16)	138	*	123,888	*	*
Glenn Solomon(17)	182	*	29,734,469	20.0	19.5
Sigal Zarmi(18)	162	*	15,786	*	*
All directors and executive officers as a group
(9 persons)(19)	26,414	*	56,557,799	37.0	36.1

_______________

*	Represents less than 1%.

+ The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

(1)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2)	Based on information provided in a Schedule 13G filed by Mayfield XIV, a Cayman Islands Exempted Limited Partnership, and its affiliates on February 10, 2022. Consists of (i) 26,216,776 shares of Class B common stock held of record by Mayfield XIV, a Cayman Islands Exempted Limited Partnership (MF XIV); (ii) 3,325,602 shares of Class B common stock held of record by Mayfield Select, a Cayman Islands Exempted Limited Partnership (MF Select); and (iii) 345,778 shares of Class B common stock held of record by MF Leaders H-E, L.P. (MF Leaders). Mayfield XIV Management (UGP), Ltd., a Cayman Islands Exempted Company (MF XIV UGP), is the general partner of Mayfield XIV Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership (MF XIV EGP), which is the general partner of MF XIV. Rajeev Batra, Navin Chaddha, and Urshit Parikh, the directors of MF XIV UGP, may be deemed to share beneficial ownership of the shares owned by MF XIV, but each of the individuals disclaims such beneficial ownership. Mayfield Select Management (UGP), Ltd., a Cayman Islands Exempted Company (MF Select UGP), is the general partner of Mayfield Select Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership (MF Select EGP), which is the general partner of MF Select. Messrs. Batra, Chaddha, and Parikh, the directors of MF Select UGP, may be deemed to share beneficial ownership of the shares owned by MF Select, but each of the individuals disclaims such beneficial ownership. MF Leaders Management, L.L.C. (MF Leaders GP) is the general partner of MF Leaders. Mr. Chaddha, the sole member of MF Leaders GP, may be deemed to share beneficial ownership of the shares owned by MF Leaders, but disclaims such beneficial ownership. The address for these entities and individuals is 2484 Sand Hill Road, Menlo Park, CA 94025.
(3)	Based on information provided in a Schedule 13G filed by GGV Capital V L.P. and its affiliates on February 14, 2022. Consists of (i) 20,986,922 shares of Class B common stock held of record by GGV Capital V L.P. (GGV V LP); (ii) 6,277,066 shares of Class B common stock held of record by GGV Capital Select L.P. (GGV Select LP); (iii) 770,220 shares of Class B common stock held of record by GGV Capital V Entrepreneurs Fund L.P. (GGV Entrepreneurs); (iv) 864,448 shares of Class B common stock held of record by GGV VII Investments, L.L.C. by (GGV Investments); and (v) 835,632 shares of Class B common stock held of record by GGV VII Plus Investments, L.L.C. (GGV Plus Investments). GGV Capital V L.L.C. (GGV V LLC) serves as the General Partner of GGV V LP and GGV Entrepreneurs. GGV Capital Select L.L.C. (GGV Select LLC) serves as the General Partner of GGV Select LP. As the managing directors of GGV V LLC and GGV Select LLC, Jixun Foo, Jenny Lee, Jeff Richards, Glenn Solomon, one of our directors, and Hans Tung share voting and dispositive power with respect to the shares held of record by GGV V LP, GGV Entrepreneurs and GGV Select LP. GGV Capital VII L.L.C. (GGV Capital VII) is the Manager of GGV Investments. GGV Capital VII Plus L.L.C. (GGV Capital VII Plus) is the Manager of GGV Plus Investments. As the managing directors of GGV Capital VII and GGV Capital VII Plus, Ms. Lee and Messrs. Foo, Richard, Solomon, Tung and Eric Xu share voting and dispositive power with respect to the shares held of record by GGV Investments and GGV Plus Investments. The address for these entities and individuals is c/o GGV Capital, 3000 Sand Hill Road, Suite 4-230, Menlo Park, CA 94025.
(4)	Based on information provided in a Schedule 13G filed by Redpoint Omega II, L.P. and its affiliates on February 11, 2022. Consists of (i) 16,623,670 shares of Class B common stock held of record by Redpoint Omega II, L.P. (RO II); (ii) 514,126 shares of Class B common stock held of record by Redpoint Omega Associates II, LLC (ROA II); (iii) 660,438 shares of Class B common stock held of record by Redpoint Omega III, L.P. (RO III); and (iv) 31,120 shares of Class B common stock held of record by Redpoint Omega Associates III, LLC (ROA III). Redpoint Omega II, LLC (RO II LLC) serves as the sole general partner of RO II and the managers of RO II LLC commonly control ROA II. As such, RO II LLC possesses power to direct the voting and disposition of the shares owned by RO II and ROA II and may be deemed to have indirect beneficial ownership of the shares held by RO II and ROA II. Redpoint Omega III, LLC (RO III LLC) serves as the sole general partner of RO III and the managers of RO III LLC commonly control ROA III. As such, RO III LLC possesses power to direct the voting and disposition of the shares owned by RO III and ROA III and may be deemed to have indirect beneficial ownership of the shares held by RO III and ROA III. The address for these entities and individuals is Redpoint Ventures, 2969 Woodside Road, Woodside, CA 94062.
(5)	Based on information provided in a Schedule 13G filed by Mitchell Hashimoto on February 18, 2022. Consists of (i) 34,713 shares of Class B common stock held of record by Mr. Hashimoto; (ii) 14,123,130 shares of Class B common stock held of record by the 2018 Mitchell Hashimoto Separate Property Trust dated 10-30-18 for which Mr. Hashimoto serves as trustee; (iii) 250,000 shares of Class B common stock held of record by the Hashimoto Irrevocable Trust; (iv) 613,584 shares of Class B common stock subject to options exercisable within 60 days of December 31, 2021; and (v) 25,950 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of December 31, 2021. The address for Mr. Hashimoto is c/o HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105.
(6)	Based on information provided in a Schedule 13G filed by True Ventures III, L.P. and its affiliates on February 11, 2022. Consists of (i) 12,192,052 shares of Class B common stock held of record by True Ventures III, L.P. (TV III), (ii) 1,002,122 shares of Class B common stock held of record by True Ventures III-A, L.P. (TV III-A); (iii) 586,320 shares of Class B common stock held of record by True Ventures Select II, LP (TVS II); and (iv) 34,576 shares of Class B common stock held of record by True Ventures Select III, LP (TVS III). True Venture Partners III, L.L.C. (TVP III), the general partner of TV III and TV III-A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TV III and TV III-A. True Venture Partners Select II, L.L.C. (TVPS II), the general partner of TVS II, may be deemed to have sole power to vote and sole power to dispose of shares of the issues directly owned by TVS II. True Venture Partners Select II, L.L.C (TVPS III), the general partner of TVS III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVS III. Philip D. Black and Jon Callaghan are the managing members of TVP III, TVPS II and TVPS III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TV III, TV III-A, TVS II and TVS III. The address for these entities and individuals is c/o True Ventures, 575 High Street, Suite 400, Palo Alto, CA 94301.
(7)	Based on information provided in a Schedule 13G filed by Institutional Venture Partners XIII, L.P. and its affiliates on February 14, 2022. Consists of (i) 7,007,230 shares of Class B common stock held of record by Institutional Venture Partners XVI, L.P. (IVP XVI); and (ii) 751,880 shares of Class B common stock held of record by Institutional Venture Partners XIII, L.P. (IVP XIII). Institutional Venture Management XIII, LLC (IVM XIII) serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to beneficially own the shares held by IVP XIII. Institutional Venture Management XVI, LLC (IVM XVI) serves as the sole general partner of IVP XVI has shared voting and investment control over the shares owned by IVP XVI and may be deemed to beneficially own the shares held by IVP XVI. As the IVM XIII and IVM XVI managing directors, Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller, Dennis B. Phelps, Jules A. Maltz, Eric Liaw, and Somesh Dash share voting and dispositive power over the shares held by IVP XIII and/or IVP XVI and may be deemed to beneficially own the shares held by IVP XIII and/or IVP XVI. The address for these entities and individuals is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(8)	Based on information provided in a Schedule 13G filed by T. Rowe Price Associates, Inc. and its affiliates on April 11, 2022. Consists of 5,934,398 shares of Class A common stock beneficially owned by T. Rowe Price Associates, Inc. (T. Rowe). T. Rowe claims sole voting power over 2,304,642 shares and sole dispositive power over 5,934,398 shares. The address for T. Rowe is 101 2nd Street, Suite 700, San Francisco, California 94105.
(9)

Based on information provided in a Schedule 13G filed by Capital Research Global Investors on May 10, 2022. Consists of 4,038,352 shares of Class A common stock, of which Capital Research Global Investors (CRGI) has sole voting and dispositive power. CRGI is a division of Capital Research and Management Company (CRMC), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the investment management entities). CRGI's divisions of each of the investment management entities collectively provide investment management services under the name Capital Research Global Investors. The address for CRGI is 33 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(10)	Based on information provided in a Schedule 13G filed by BlackRock, Inc. on April 8, 2022. Consists of 2,870,094 shares of Class A common stock beneficially owned by BlackRock, Inc. (BlackRock). BlackRock claims sole voting power over 539,043 shares and sole dispositive power over 2,870,094 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(11)	Based on information provided in a Schedule 13G filed by Franklin Resources, Inc. and its affiliates on April 8, 2022. Consists of 1,728,898 shares of Class B common stock and 1,475,608 shares of Class A common stock beneficially owned by one or more open or closed end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an Investment Management Subsidiary and, collectively, the Investment Management Subsidiaries) of Franklin Resources Inc. (FRI), including the Investment Management Subsidiaries. When an investment management contract (including a sub advisory agreement) delegates to an Investment Management Subsidiary investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats the Investment Management Subsidiary as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Franklin Advisers, Inc. claims sole voting and dispositive power over 2,766,191 shares and Franklin Templeton Investments (Asia) Ltd. claims sole voting and dispositive power over 15,300 shares. The address for these entities and individuals is One Franklin Parkway, San Mateo, CA 94403 1906.
(12)	Consists of (i) 143,409 shares of Class B common stock held of record by Mr. McJannet; (ii) 1,355,425 shares of Class B common stock held of record by a McJannet family trust for which Mr. McJannet serves as a trustee; (iii) 1,422,100 shares of Class B common stock held of record by other McJannet family trusts; (iv) 3,517,554 shares of Class B common stock subject to options exercisable within 60 days of May 10, 2022; (v) 39,332 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (vi) 7,560 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022.
(13)	Consists of (i) 512,759 shares of Class B common stock held of record by Mr. Dadgar; (ii) 15,200,000 shares of Class B common stock held of record by the Armon Dadgar 2020 Charitable Trust; (iii) 2,339,030 shares of Class B common stock held of record by the Armon Memaran-Dadgar Living Trust for which Mr. Dadgar serves as trustee; (iv) 709,288 shares of Class B common stock held of record by Black Swan III, LLC which Mr. Dadgar controls; (v) 199,000 shares of Class B common stock subject to options exercisable within 60 days of May 10, 2022; (vi) 14,614 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (vii) 2,940 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022.
(14)	Consists of (i) 201,357 shares of Class B common stock held of record by Mr. Welihinda; (ii) 7,000 shares of Class A common stock held of record by Mr. Welihinda; (iii) 318,439 shares of Class B common stock subject to options exercisable within 60 days of May 10, 2022; (iv) 7,569 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (v) 3,360 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022.
(15)	Consists of (i) 50,242 shares of Class B common stock held of record by Mr. Ford; (ii) 6,250 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (iii) 242 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022.
(16)	Consists of (i) 112,638 shares of Class B common stock held of record by Ms. St. Ledger; (ii) 11,250 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (iii) 138 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022.
(17)	Consists of (i) 181 shares of Class B common stock held of record by Mr. Solomon; (ii) 182 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (iii) 29,734,288 shares of Class B common stock held by entities affiliated with GGV Capital, but Mr. Solomon disclaims such beneficial ownership, except to the extent of his proportionate pecuniary interest therein. See footnote 3 above.
(18)	Consists of (i) 12,661 shares of Class B common stock held of record by Ms. Zarmi; (ii) 3,125 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (iii) 162 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022.
(19)	Consists of (i) 52,063,765 shares of Class B common stock beneficially owned by our executive officers and directors; (ii) 7,000 shares of Class A common stock beneficially owned by our executive officers and directors; (iii) 4,348,919 shares of Class B common stock subject to options exercisable within 60 days of May 10, 2022; (iv) 145,115 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022; and (v) 19,414 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 10, 2022.

RELATED PERSON TRANSACTIONS

The following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction, in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000;
•	any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Family Employment Relationship

The brother of Mr. Dadgar, our Co-Founder, Chief Technology Officer, and member of our board of directors, is employed by HashiCorp as a software engineer and received total cash compensation of $207,817 in fiscal 2021 and $240,551 in fiscal 2022. In fiscal 2022, he received a grant of restricted stock units, or RSUs, that will settle into 19,140 shares of our Class A common stock with a grant date fair value of $25.70 per share. The RSU was granted pursuant to our 2014 Plan and vests upon the satisfaction of both a service-based vesting condition on standard four-year vesting terms and a liquidity event-related performance vesting condition that was satisfied upon our initial public offering. In fiscal 2022, he also received a grant of RSUs that will settle into 18,870 shares of Class A common stock with a grant date fair value of $80.00 per share. The RSU was granted pursuant to our 2021 Plan and vests as to 50% of the grant on the second anniversary of the grant and 1/24 of the remaining grant every month thereafter. In fiscal 2023, he received a grant of RSUs that will settle into 8,388 shares of our Class A common stock with a grant date fair value of $50.39 per share. The RSU was granted pursuant to our 2021 Plan and vests as to 1/16 of the total grant every quarter. His compensation was established in accordance with our compensation practices applicable to employees with comparable qualifications and responsibilities holding similar positions.

Policies and Procedures for Related Person Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement, or relationship or any series of similar transactions, arrangements, or relationships, in which we are a participant and in which a related person has, had, or will have a direct or indirect material interest, and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities, and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.

Our audit committee has the primary responsibility for reviewing and approving, ratifying, or disapproving related person transactions. In determining whether to approve, ratify, or disapprove any such transaction, our audit committee will consider, among other factors, whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, the extent of the related person’s interest in the transaction, whether there are business reasons for us to enter into such transaction, whether the transaction would impair the independence of any of our outside directors, and whether the transaction would present an improper conflict of interest for any of our directors or executive officers.

The policy grants standing pre-approval of certain transactions, including certain compensation arrangements for our directors or executive officers, transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, charitable contributions by us to a charitable organization, foundation, or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such organization’s total annual receipts, transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2023 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices no later than January 18, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

HashiCorp, Inc.
Attention: Corporate Secretary
101 Second Street, Suite 700

San Francisco, California 94105

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than February 28, 2023 at 8:00 a.m., Pacific Time, and
•	no later than March 30, 2023 at 5:00 p.m., Pacific Time.

In the event that the date of the 2023 annual meeting of stockholders is changed by more than 25 days from the one-year anniversary of the date of the 2022 annual meeting, then notice by a stockholder of a stockholder proposal to be timely must be received by our corporate secretary no earlier than 8:00 a.m., Pacific Time, on the 120th day prior to the 2023 annual meeting and no later than 5:00 p.m., Pacific Time, on the 10th day following the day on which Public Announcement (as defined below) of the date of the 2023 annual meeting is first made. That notice must state the information required by Section 2.4 of the bylaws, and otherwise must comply with applicable federal and state law. “Public Announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

If a stockholder who has notified us of their intention to present a proposal at an annual meeting of stockholders does not appear to present their proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

 SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during fiscal 2022 and through the date of this proxy statement, all Section 16(a) filing requirements were satisfied on a timely basis, with the exceptions noted below.

•	Form 4 filed for David McJannet on March 22, 2022, reporting (i) an award of RSUs covering 120,968 shares of Class A common stock on February 1, 2022, and (ii) the vesting of 77,825 and withholding of 36,430 RSUs on January 31, 2022, and Form 4 filed for David McJannet on May 16, 2022, reporting the conversion from Class B to Class A common stock and sale of 52,636 shares of Class A common stock on December 21, 2021.

•	Form 4 filed for Armon Dadgar on March 22, 2022, reporting an award of RSUs covering 47,044 shares of Class A common stock on February 1, 2022, and Form 4 filed for Armon Dadgar on May 16, 2022, reporting (i) the vesting of 8,126 and withholding of 3,198 RSUs on December 20, 2021, and (ii) the vesting of 25,950 and withholding of 8,041 RSUs on January 31, 2022.

•	Form 4 filed for Navam Welihinda on May 16, 2022, reporting (i) the conversion from Class B to Class A common stock and exercise of an option grant of 3,500 shares of Class A common stock on December 27, 2021, (ii) the conversion from Class B to Class A common stock and exercise of an option grant of 3,500 shares of Class A common stock on January 24, 2022, (iii) an award of RSUs covering 53,764 shares of Class A common stock on February 1, 2022, and (iv) the vesting of 30,275 and withholding of 12,857 RSUs on January 31, 2022.

•	Form 4 filed for Marc Holmes on May 16, 2022, reporting (i) an award of RSUs covering 23,522 shares of Class A common stock on February 1, 2022, and (ii) the vesting of 34,600 and withholding of 11,446 RSUs on January 31, 2022.

•	Form 4 filed for Brandon Sweeney on May 16, 2022, reporting (i) an award of RSUs covering 53,764 shares of Class A common stock on February 1, 2022, (ii) the vesting of 17,300 and withholding of 6,426 RSUs on January 31, 2022, and (iii) the vesting of 50,000 and withholding of 24,810 RSUs on December 20, 2021.

•	Form 4 filed for Todd Ford on March 22, 2022, reporting an award of RSUs covering 968 shares of Class A common stock on February 1, 2022, and May 16, 2022, reporting the vesting of 6,250 RSUs on December 20, 2022.

•	Form 4 filed for Susan St. Ledger on March 22, 2022, reporting an award of RSUs covering 552 shares of Class A common stock on February 1, 2022.

•	Form 4 filed for Glenn Solomon on March 22, 2022, reporting an award of RSUs covering 726 shares of Class A common stock on February 1, 2022.

•	Form 4 filed for Sigal Zarmi on March 22, 2022, reporting an award of RSUs covering 646 shares of Class A common stock on February 1, 2022.

2022 Annual Report

Our financial statements for fiscal 2022 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.ir.hashicorp.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

San Francisco, California

May 18, 2022

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HCP2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each Nominee listed below in Proposal 1.

1. Election of Class I Directors

Nominees	For	Withhold
1a. Susan St. Ledger	☐	☐
1b. Glenn Solomon	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000572974_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

HASHICORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
JUNE 28, 2022

The shareholder(s) hereby appoint(s) Paul Warenski, Dave McJannet and Navam Welihinda, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hashicorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/HCP2022 at 10:00 a.m., Pacific Time on Tuesday, June 28, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000572974_2 R1.0.0.24